SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ABERDEEN MINING COMPANY

(Exact Name of Registrant as specified in Its Charter)

NEVADA	90-0139266
(State of Incorporation)	(IRS Employer Identification Number)

5510 Kansas Avenue, Kansas City, KS 66106

(Address of Principal Executive Offices) (Zip Code)

Business Consulting Agreement

(Full Title of Plan)

John Ohle
5510 Kansas Avenue
Kansas City, KS 66106

(Name and Address of Agent for Service)

800-333-3106

(Telephone Number, Including Area Code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	19,600,000 Shares	$0.30 (1)	$5,880,000	$750.00

(1) Estimated pursuant to Rule 457(c) solely for purpose of calculating the amount of the registration fee, based upon the average of the bid prices reported on April 20, 2004, as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1 PLAN INFORMATION AND ITEM 2 REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participating person(s) as specified by Rule 428 (b) (1) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement of the Registrant and in the related Section 10(a) prospectus:

  Aberdeen Mining Company's (the "Company") Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC on February 20, 2004.

  All other reports filed pursuant to Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2003.

  The description of the Company's common stock contained in the Registration Statement on Form 10SB filed with the Commission on October 24, 2002, as such form may be amended to update such description.

Item 4. Description of Securities

No description of the class of securities is required under this item because the common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company's Articles of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates Chapter 78.300 of the Nevada Revised Statutes, pertaining to unpermitted distributions to stockholders; or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

The Articles of Incorporation further provides that if the laws of the State of Nevada are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted thereunder, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

In addition, the Articles of Incorporation provide that the Company shall be authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its directors, officers, employees and agents to the fullest extent provided by the Nevada General Corporation Law.

Pursuant to the provisions of Section 78.7502 of the Nevada Revised Statutes, every Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Under Nevada law, the Company also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonable incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the Index to Exhibits below.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Kansas, on April 21, 2003.

Aberdeen Mining Company

/s/ John H. Ohle

By: John H. Ohle

Its: President and Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ John H. Ohle

By: John H. Ohle

Its: President and Interim Chief Financial Officer

Dated: April 21, 2004

/s/ Arthur Richard Lefevre

By: Arthur Richard Lefevre

Its: Director

Dated: April 21, 2004

/s/ Mark A. Absher

By: Mark A. Absher

Its: Director

Dated: April 21, 2004

/s/ Vincent Michael Keyes, III

By: Vincent Michael Keyes, III

Its: Director

Dated: April 21, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion regarding legality
23.1	Consent of Independent Public Accountant
23.2	Consent of Squire, Sanders & Dempsey L.L.P. is contained in Exhibit 5.
99.1	Business Consulting Agreement